EXHIBIT 10.1

TRANSITION SERVICES AND RELEASE AGREEMENT

Jennifer LaClair and the Company (as defined in the next sentence) have reached the following Transition Services and Release Agreement (the “Agreement”). In this Agreement, “Employee” refers to Jennifer LaClair, “Company” refers to Ally Financial Inc. and its current affiliates (including Ally Bank) and divisions, and “Released Party” or “Released Parties” refers to the Company and its shareholders, predecessors, successors, joint ventures, employee benefit plans, directors, officers, agents, employees, and assigns.

WHEREAS the Company and Employee have agreed that it is in their best interest to change Employee’s duties from the role of Chief Financial Officer (“CFO”) to an interim role as Senior Operating Adviser and then to terminate their employment relationship, in each case, according to the terms set forth below, and THEREFORE, the parties agree as follows:

1.

Provided this signed document is received by Kathleen Patterson, Ally Chief Human Resources Officer, 500 Woodward Ave., Detroit, MI 48226, no later than October 28, 2022, and not revoked in accordance with Paragraph 17:

a.

Effective at 12:01 am ET on October 18, 2022 (“Transition Time”), Employee will resign from her position as CFO and all related board and management committee positions and commence a transitional assignment reporting directly to the Company’s Chief Executive Officer in the role of Senior Operating Adviser.

b.

As Senior Operating Adviser, Employee’s primary role will be to assist with guidance to the Chief Executive Officer on operating matters and with the transition of CFO responsibilities to the interim CFO, as reasonably requested by the Chief Executive Officer from time to time. Employee is expected to work remotely and shall have flexibility in her working hours to seek other employment opportunities.

c.	From the date of this Agreement through the end of the transitional assignment, Employee will:

i.	receive the same base salary (i.e., $750,000 annually);

ii.

remain eligible for the full-year discretionary 2022 cash and equity-based incentive-compensation awards commensurate with the CFO role and her and the Company’s 2022 performance as determined by the Company’s Compensation, Nominating, and Governance Committee; provided however that if Employee has reasonably and in good faith satisfied the terms and conditions contained in this Agreement, such 2022 incentive-compensation awards will be no less than Employee’s 2022 target incentive compensation of $3.75 million, with 40% in the form of cash to be paid at the same time as that of other named executive officers (regardless of Employee’s earlier termination of employment) and 60% in the form of RSUs to be granted at the same time and shall settle one-third on each of the first, second, and third anniversaries of the grant date (without requirement of further employment);

iii.	remain eligible for equivalent benefits and perquisites, including the broad-based benefits to which other active Company employees are eligible (e.g., 401(k), medical coverage, life insurance);

iv.	be subject to all the same terms and conditions of employment to which other active Company employees are subject; and

v.	not be eligible to receive any 2023 incentive compensation.

d.

Employee’s transitional assignment will end on March 3, 2023, or such earlier date as provided in Paragraph 2 (the “Transition End Date”), at which point Employee’s employment will terminate by mutual consent. Provided Employee has satisfied the terms and conditions contained in this Agreement (including signing, returning, and not revoking the Re-Acknowledgement appended to this Agreement as contemplated by Paragraph 17), Employee will receive:

i.	as soon as reasonably practicable after the Transition End Date, a lump sum cash payment of $750,000, less applicable tax withholdings and any outstanding debts to the Company; and

ii.	reimbursement of outplacement assistance, executive network and/or executive coaching fees and/or legal or financial advice through the vendor of Employee’s choosing to a maximum of $20,000.

2.

Employee agrees that the elements of consideration referred to in Paragraph 1 are more than the Company is required to provide under its normal policies and procedures. Employee agrees to remain actively employed and endeavor in good faith to meet the specific objectives required of her role as CFO through the Transition Time and then as Senior Operating Adviser during the transitional assignment. Notwithstanding the above, if Employee wishes to terminate her employment prior to March 3, 2023, other than as a result of the Company’s material breach of this Agreement, she will provide the Company with at least two-weeks advance written notice, at which point:

a.

If her planned termination date is between January 1, 2023 and March 3, 2023, the Company shall record the Transition End Date as occurring on the new date, provide Employee with her 2022 incentive-compensation awards on the terms and conditions (including the times) contained in Paragraph 1.c., pay Employee the separation allowance and outplacement assistance as provided in Paragraph 1.d, and provide the favorable equity-award treatment described in Paragraph 5 but no salary, other compensation, or benefits or perquisites after the new separation date; or

b.

If her planned termination date is on or before January 1, 2023, the Company may agree to a new Transition End Date (such agreement not to be unreasonably withheld) or else afford Employee with a period of no less than three business days to withdraw her resignation, and if Employee does not withdraw her resignation within that period, deem Employee’s separation as a voluntary resignation at the end of that period, meaning Employee will not receive further salary and other compensation after the end of that period, benefits and perquisites will be terminated at the end of the month in which the separation occurs, Employee forfeits the separation allowance and outplacement assistance described in Paragraph 1.d, and Employee loses the favorable equity award treatment described in Paragraph 5.

Under either scenario 2.a or 2.b, the release language contained in Paragraph 3 remains in full force and effect. The Company will not terminate Employee’s employment prior to the Transition End Date, other than for “Cause” as defined under the Ally Financial Inc. Incentive Compensation Plan (“ICP”) (including a material breach by Employee of this Agreement).

3.

Employee for herself, family, heirs, insurers, assigns, and representatives further agrees to release the Released Parties from all rights, claims, and demands she may have based on or related in any manner to her employment with the Company, this Agreement, or the termination of her employment, in each case, of any kind or nature whatsoever, whether accrued or unaccrued or known or unknown, up to the effective date of this Agreement. This waiver and release specifically includes a waiver and release of any rights, claims, or demands Employee may have under:

•	the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans;

•

Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, as amended, and the Equal Pay Act of 1963, as amended, which prohibit discrimination in employment based on race, color, national origin, religion, or sex;

•	the Age Discrimination in Employment Act, which prohibits discrimination based on age;

•	the Rehabilitation Act of 1973, as amended, and the Americans with Disabilities Act, as amended, which prohibit discrimination based on disability;

•	the Family and Medical Leave Act, as amended;

•	the Worker Adjustment and Retraining Notification Act (WARN), as amended;

•	the National Labor Relations Act, as amended;

•	state fair employment practices or civil rights laws; and

•	any other federal, state, or local laws or any common law actions relating to employment or employment discrimination.

This waiver and release includes any rights, claims, or demands arising under tort, contract, or quasi-contract, such as breach of employment contract, either expressed or implied, violation of public policy, breach of implied covenant of good faith and fair dealing, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud, false imprisonment, invasion of privacy, commercial or trade defamation, defamation, slander, libel, tortious interference with contract or prospective business advantage, promissory estoppel, and wrongful discharge. This waiver and release does not foreclose Employee’s ability to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), but Employee expressly waives and releases any right or claim to or demand for monetary relief in relation to any charge she files should any administrative agency, including the EEOC, pursue any claim on her behalf to the maximum extent permitted by law. This waiver and release does not include any claims: (a) to vested 401(k) benefits; (b) to unemployment compensation; or (c) under the express terms of this Agreement. If any right, claim, or demand is not subject to waiver or release, to the extent permitted by law, Employee waives and releases any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on or related to such a right, claim, or demand in which any Released Party is a party. Employee promises not to consent to become a member of any class or collective in a case in which rights, claims, or demands are asserted against any Released Party that are related in any way to her employment with the Company, this Agreement, or the termination of her employment with the Company. If Employee is made a member of a class or collective in any such proceeding, Employee will immediately opt out of the class or collective.

4.	Employee understands and agrees that, by signing this Agreement, she expressly waives and releases any right, claim, or demand to severance benefits under the Ally Financial Inc. Severance Plan.

5.

Provided Employee has reasonably and in good faith satisfied the terms and conditions contained in this Agreement (including signing, returning, and not revoking the Re-Acknowledgement appended to this Agreement as contemplated by Paragraph 17), Employee’s then unvested time-based equity awards, including restricted stock units and “Own It Awards”, will fully vest on the Transition End Date, with each such award settling as originally scheduled. Additionally, Employee’s then unvested performance-based stock unit awards will fully vest on the Transition End Date, with each such award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when Employee was employed by the Company. All other terms and conditions contained in the ICP and Employee’s award letters remain in full force and effect.

6.

The Company and Employee make this Agreement to avoid the cost of litigating against any possible lawsuit or claims. By making this Agreement, neither the Company nor Employee admits that it or she has done anything wrong.

7.

If the Company successfully asserts this Agreement as a defense against a future lawsuit, claim, or demand of Employee, Employee will pay for all costs incurred by the Company, including reasonable fees of attorneys and costs, in defending against such a lawsuit, claim, or demand.

8.

Employee is advised to consult with an attorney before signing this Agreement. Employee understands that whether or not she does so is her decision and that she will have until October 28, 2022, to accept or reject this Agreement.

9.	Employee understands that, following the Transition End Date, she has no right to reemployment with the Company and any reemployment decision is solely within the Company’s discretion.

Employee agrees and acknowledges that during the course of her employment with the Company she had access and was privy to documents, materials, and other tangible or intangible information relating to the Company that are of a confidential or proprietary nature or that constitute or contain trade secrets, privileged information, attorney work product, or matters subject to an attorney-client privilege, the disclosure of which will cause irreparable harm to the Company (the “Confidential Information”). As part of this Agreement, Employee affirms her legal duties regarding the Confidential Information and agrees to return all Confidential Information that is in her possession or under her control or that has been given to others, and agrees that she will not discuss, disclose, or make available to any person or entity any Confidential Information without the express permission of the Company. Notwithstanding the foregoing, Confidential Information (or such similar term in any other agreement covering Employee) does not include any information that has become publicly known and made generally available or is generally known within the Company’s industry through no wrongful act of Employee.

Under current law, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state, or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding; or (iii) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Nothing in this Agreement prohibits Employee or her attorney from (a) initiating communications directly with, responding to any inquiry from, or providing testimony before the SEC, FINRA, or any other self-regulatory organization or any other state or federal regulatory authority or (b) disclosing any such information to the extent required by law or binding judicial or other governmental order or process, provided that Employee gives prompt notice of such requirement to the Company, if legally permissible. Employee acknowledges that a breach of this Paragraph 9 will entitle the Company to legal and equitable relief.

10.	Employee acknowledges that she is able to work and suffers from no disability that would preclude her from doing her regularly assigned job.

11.

Employee understands and agrees that the existence and terms of this Agreement may be publicly disclosed in accordance with applicable law; provided, however, that the negotiations, discussions, and proceedings leading up to this Agreement are confidential and that neither she, nor her attorney, nor any individual acting on her behalf shall disclose any of these matters to any person or entity, except as expressly required by law.

12.

Employee agrees to provide fully truthful information to the Company and its legal counsel on any matters relating to the conduct of any administrative or judicial litigation, claim, demand, suit, investigation, or proceeding involving the Company in connection with any facts or circumstances occurring during her employment with the Company. The Company agrees to cooperate in scheduling these obligations with reasonable advance notice and at a mutually agreeable time and place and to reimburse Employee for all reasonable associated and documented expenses, including reimbursement for any reasonable legal fees incurred in connection with such cooperation if Employee in good faith believes independent counsel to be necessary. Employee will not be required to cooperate against her own legal interests or the legal interests of any subsequent employer or business partner, except as required by judicial or administrative order or process.

13.

Employee will retain all rights to be indemnified by the Company pursuant to Company policy or agreement and directors’ and officers’ liability insurance policies in connection with any third-party claims, investigations, or proceedings.

14.

Employee affirms that she will or, as of her separation date, she has returned all Company property, including computer laptops, cell phones, Company credit and telephone cards, ID cards, building passes, keys, and any other item or items that were either issued or purchased by the Company.

15.

Employee will be permitted to remove from Company premises or devices her personal papers and personal electronic files, personal contact lists, files of nonproprietary third-party research and media articles, and personal effects, subject to whatever oversight the Company deems necessary to be confident that such files and effects do not contain Confidential Information.

16.

Employee understands that she has been given a period of at least twenty-one (21) days to review and consider this Agreement before signing it. Employee further understands that she may use as much of this period as she wishes prior to signing. In order for this Agreement to become effective, Employee must return a signed and original to Kathleen Patterson as per Paragraph 1 no later than October 28, 2022. If executed or returned after that date, the Company, in its sole discretion, may declare this Agreement null and void.

17.

The benefits described in Paragraphs 1.c, 1.d and 5 are subject to Employee signing and returning the Re-Acknowledgement appended to this Agreement to Kathleen Patterson (or her designate) on her last day of employment and not revoking the Re-Acknowledgement in accordance with this Paragraph 17. Employee may revoke this Agreement or the Re-Acknowledgement (as applicable) within seven (7) days of signing it. Revocation can be made by delivering a written notice to Kathleen Patterson. For this revocation to be effective, written notice must be received by Kathleen Patterson no later than the seventh (7th) day after Employee signs this Agreement or the Re-Acknowledgement (as applicable). If Employee revokes this Agreement in accordance with this Paragraph 17, it will not be effective or enforceable and she will not receive the benefits described in Paragraphs 1 and 5. If Employee revokes the Re-Acknowledgement in accordance with this Paragraph 17, she will not receive the benefits described in Paragraphs 1.c, 1.d or 5.

18.

Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement or any equity award agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement or any equity award agreement shall not be reduced by any compensation earned as a result of Employee’s other employment after the Transition End Date or other income.

19.

This Agreement will be governed by North Carolina law without regard to its conflict of laws provisions. For purposes of enforcement of this Agreement, Employee agrees to submit to the jurisdiction of any federal or state court in North Carolina. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release language in Paragraph 3, only such provision will be affected, leaving the remainder of this Agreement in full force and effect. However, if any portion of the release language in Paragraph 3 is declared unenforceable for any reason as a result of any lawsuit, claim, or demand by Employee, Employee will return to the Company the payments paid in accordance with Paragraphs 1.c.ii and 1.d in addition to any amounts she must pay in accordance with Paragraph 7.

20.	This Agreement, Employee’s award letters, and the ICP comprise the entire agreement between Employee and the Company. The Company has made no promises to Employee other than those in this Agreement.

INTENTIONALLY BLANK

EMPLOYEE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Accepted:

/s/ Jennifer LaClair	10/14/2022
Jennifer LaClair	Dated

Accepted:

/s/ Kathleen Patterson	10/14/2022
Kathleen Patterson Ally Financial Inc.	Dated

Re-Acknowledgement

EMPLOYEE RE-ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY RE-ENTERING INTO IT AS OF THE LAST DATE OF HER EMPLOYMENT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Re-Accepted as of Transition End Date:

Jennifer LaClair	Dated

Re-accepted as of Transition End Date:

Kathleen Patterson Ally Financial Inc.	Dated